Exhibit 99.1

FOR IMMEDIATE RELEASE

TORNIER REPORTS FIRST QUARTER 2013 RESULTS

•	Reiterates Revenue and Non-GAAP Adjusted EBITDA Outlook for 2013

•	Non-GAAP Adjusted Gross Margin Expands 200 Basis Points Year over Year, Excluding Acquisition Related Costs

AMSTERDAM, The Netherlands, May 7, 2013 – Tornier N.V. (NASDAQ: TRNX), a global medical device company focused on providing surgical solutions to orthopaedic extremity specialists, reported today its financial results for the first quarter ended March 31, 2013.

Revenue for the first quarter of 2013 reached $82.7 million compared to first quarter 2012 revenue of $74.5 million, an increase of 11.0% as reported and 10.9% in constant currency. Revenue for the first quarter of 2013 included $8.4 million of revenue from the acquisition of OrthoHelix Surgical Designs, Inc., which closed October 4, 2012.

First quarter 2013 revenue of Tornier’s extremities product categories totaled $67.3 million compared to $58.2 million during the prior year period, representing growth of 15.7% both as reported and in constant currency.

Giving pro forma effect to the OrthoHelix acquisition to include OrthoHelix revenue in the prior year period, Tornier’s 2013 first quarter constant currency revenue growth was 1.7%, and Tornier’s first quarter extremities product constant currency revenue increased 3.6%.

Dave Mowry, President and Chief Executive Officer of Tornier, commented, “Our revenue growth during the first quarter was driven by our Ascend shoulder family and strong lower extremities contributions from OrthoHelix. We are pleased with a solid start to the fiscal year, which positions us well for returning to double-digit, constant currency revenue growth on a pro forma basis during the second half of 2013.”

The Company’s first quarter 2013 adjusted EBITDA, as defined in the GAAP to non-GAAP reconciliation provided later in this release, was $9.1 million, or 11.0% of reported revenue, compared to $10.2 million, or 13.7% of revenue, in the same quarter of the prior year, a decrease of 10.2%.

Mr. Mowry added, “We continued to benefit from the OrthoHelix acquisition, favorable product mix and improved manufacturing efficiencies, and as a result, our non-GAAP adjusted gross margins expanded 200 basis points to 73.6%, compared to the same quarter last year. Looking to the remainder of the year, we believe that our focus on U.S. sales channel initiatives, international sales strategies, OrthoHelix revenue expansion, and key new product launches will enable us to accomplish our financial goals and to increase value for our shareholders.”

First Quarter 2013 Revenue Highlights

Extremities

•

Revenue from the upper extremity joints and trauma category was $48.1 million, an increase of 2.3% in constant currency over the same quarter in 2012. This growth was primarily led by the Company’s shoulder arthroplasty portfolio, including the Aequalis™ Reversed Shoulder and Aequalis™ Ascend™, which includes contribution from the limited launch of the Ascend Flex that began late in the fourth quarter of 2012.

•

Revenue from Tornier’s lower extremity joints and trauma category in the first quarter of 2013 reached $15.1 million, an increase of 114.5% in constant currency. Giving pro forma effect to the OrthoHelix acquisition to include OrthoHelix revenue in the first quarter 2012, first quarter 2013 lower extremity revenue recorded constant currency growth of 11.4%. Pro forma growth was led by OrthoHelix products, particularly the new IFS Hammer Toe product line for toe deformities, and Tornier’s Salto Tolaris total ankle.

•

Revenue from the sports medicine and biologics product category was $4.1 million, a decrease of 0.6% in constant currency over the same quarter in 2012 as strong growth in the Company’s suture and BioFiber products was more than offset by decreases in our Conexa product and certain of our anchor product lines.

Large Joints

Revenue of the Company’s large joints and other product lines was $15.4 million, a decrease of 6.0% over the same quarter in 2012 on a constant currency basis. In the first quarter, this product category decreased to 18.6% of the Company’s reported global revenue compared to 21.9% during the prior year period.

Geographic Revenue

On a geographic basis as compared to the first quarter of 2012, Tornier’s international revenue decreased 0.2% as reported and decreased 0.5% in constant currency, representing 42% of reported global revenue. Revenue in the United States increased by 20.9% and represented 58% of reported global revenue.

Second Quarter 2013 Outlook

•

For the second quarter of 2013, the Company projects constant currency revenue to be in the range of $76.0 to $79.0 million, inclusive of anticipated OrthoHelix revenue of $7.4 to $8.4 million, representing constant currency growth of 15.1% to 19.7% over second quarter 2012 revenue.

•

Based on recent currency exchange rates, second quarter 2013 reported revenue is projected to be in the range of $76.2 to $79.2 million, inclusive of anticipated OrthoHelix revenue, representing reported growth of 15.5% to 20.0% over second quarter 2012 revenue.

•	Second quarter 2013 extremities product categories revenue, inclusive of anticipated OrthoHelix revenue, is expected to grow 19.7% to 24.4% in constant currency.

•

The Company projects adjusted EBITDA, as described in the GAAP to non-GAAP reconciliation provided later in this release, inclusive of OrthoHelix operations, for the second quarter of 2013 to be in the range of $5.3 to $6.6 million, or 7.0% to 8.3% of reported revenue.

Fiscal Year 2013 Outlook

•

The Company is reiterating its previous revenue guidance of 2013 constant currency revenue in the range of $310.0 to $322.0 million, inclusive of anticipated OrthoHelix revenue, representing constant currency growth of 11.7% to 16.0%.

•

Based on recent currency exchange rates, 2013 reported revenue is projected to be in the range of $311.0 to $323.0 million, inclusive of anticipated OrthoHelix revenue, representing reported growth of 12.0% to 16.4% over 2012 revenue.

•	Revenue of the Tornier extremities product categories in 2013, inclusive of anticipated OrthoHelix revenue, is expected to grow 15.5% to 20.2% in constant currency.

•

The Company is also reiterating projected 2013 adjusted EBITDA in the range of $33.0 to $38.0 million, or 10.6% to 11.8% of reported revenue. OrthoHelix is expected to have a slight positive impact on 2013 adjusted EBITDA.

Conference Call

Tornier will host a conference call today at 4:30 p.m. eastern time to discuss its first quarter 2013 financial results and its outlook for 2013. The conference call will be available to interested parties through a live audio webcast available through the Company’s website at www.tornier.com. Those without internet access may join the call from within the U.S. by dialing 1-877-673-5355; outside the U.S., dial +1-760-666-3805.

A telephone replay will be available for two weeks following the call by dialing (855) 859-2056 for domestic participants and (404) 537-3406 for international participants. When prompted, please enter the replay pin number 30404284. For those who are not available to listen to the live webcast, the call will be archived for one year on Tornier’s website.

Forward-Looking Statements

Statements contained in this release that relate to future, not past, events are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations of future events and often can be identified by words such as “expect,” “should,” “project,” “anticipate,” “intend,” “will,” “may,” “believe,” “could,” “would,” “continue,” “outlook,” “guidance,” “future,” “prospects,” other words of similar meaning or the use of future dates. Examples of forward-looking statements in this release include Tornier’s financial guidance for the second quarter of 2013 and for the full year 2013, Tornier’s financial goal to return to double-digit constant currency revenue growth on a pro forma basis and Tornier’s focus on U.S. sales channel initiatives, international sales strategies, OrthoHelix revenue expansion and key new product launches. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Uncertainties and risks may cause Tornier’s actual results to be materially different than those expressed in or implied by Tornier’s forward-looking statements. For Tornier, such uncertainties and risks include, among others, Tornier’s future operating results and financial performance, fluctuations in foreign currency exchange rates, the effect of global economic conditions, the European sovereign debt crisis and austerity measures, risks associated with Tornier’s international operations and expansion, risks associated with Tornier’s recent acquisition of OrthoHelix and subsequent integration activities, changes in Tornier’s arrangements with its distributors and independent sales agencies and transition to direct selling models in certain geographies and territories, the timing of regulatory approvals and introduction of new products, physician acceptance, endorsement, and use of new products; the effect of regulatory actions, changes in and adoption of reimbursement rates, potential product recalls, competitor activities, Tornier’s leverage and access to credit under its credit agreement, and the costs and effects of litigation and changes in tax and other legislation. More detailed information on these and other factors that could affect Tornier’s actual results are described in Tornier’s filings with the U.S. Securities and Exchange Commission, including its most recent annual report on Form 10-K. Tornier undertakes no obligation to update its forward-looking statements.

About Tornier

Tornier is a global medical device company focused on serving extremities specialists who treat orthopaedic conditions of the shoulder, elbow, wrist, hand, ankle and foot. The Company’s broad offering of over 100 product lines includes joint replacement, trauma, sports medicine, and biologic products to treat the extremities, as well as joint replacement products for the hip and knee in certain international markets. Since its founding approximately 70 years ago, Tornier’s “Specialists Serving Specialists” philosophy has fostered a tradition of innovation, intense focus on surgeon education, and commitment to advancement of orthopaedic technology stemming from its close collaboration with orthopaedic surgeons and thought leaders throughout the world. For more information regarding Tornier, visit www.tornier.com.

Use of Non-GAAP Financial Measures

To supplement Tornier’s consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP), Tornier uses certain non-GAAP financial measures in this release. Reconciliations of the non-GAAP financial measures used in this release to the most comparable U.S. GAAP measures for the respective periods can be found in tables later in this release immediately following the detail of revenue by geography. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for Tornier’s financial results prepared in accordance with GAAP.

Tornier N.V.

Consolidated Statements of Operations

(in thousands, except per share data)

	Three months ended
	(unaudited)
	March 31, 2013	April 1, 2012
Revenue	$82,685	$74,458
Cost of goods sold	21,869	21,116
Cost of goods sold - acquisition related	1,755	—

Gross profit	59,061	53,342
	71.4%	71.6%
Operating expenses
Selling, general and administrative	52,136	43,838
Research and development	6,182	5,623
Amortization of intangible assets	3,837	2,647
Special charges	1,519	—

Total operating expenses	63,674	52,108
Operating (loss) income	(4,613)	1,234
Other income (expense)
Interest income	39	113
Interest expense	(2,218)	(487)
Foreign currency transaction (loss) gain	(81)	25
Other non-operating income	17	1

(Loss) income before income taxes	(6,856)	886
Income tax expense	(42)	(1,062)

Consolidated net loss	$(6,898)	$(176)

Net loss per share
Basic and diluted	$(0.17)	$(0.00)
Weighted average ordinary shares outstanding
Basic and diluted	41,754	39,327

Tornier N.V.

Condensed Consolidated Balance Sheets

(in thousands)

	March 31, 2013	December 30, 2012
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$35,845	$31,108
Accounts receivable, net	55,179	54,192
Inventories	84,397	86,697
Deferred income taxes and other current assets	26,515	25,321

Total current assets	201,936	197,318
Instruments, net	52,575	51,394
Property, plant and equipment, net	36,352	37,151
Goodwill and intangibles, net	359,816	366,398
Deferred income taxes and other assets	570	1,966

Total assets	$651,249	$654,227

Liabilities and shareholders’ equity
Current liabilities
Short-term borrowing and current portion of long-term debt	$4,337	$4,595
Accounts payable	15,297	11,526
Accrued liabilities, deferred income taxes and other current liabilities	56,394	44,505

Total current liabilities	76,028	60,626
Other long-term debt	113,361	115,457
Deferred income taxes and other long-term liabilities	34,581	42,065

Total liabilities	223,970	218,148
Shareholders’ equity	427,279	436,079

Total liabilities and shareholders’ equity	$651,249	$654,227

Tornier N.V.

Consolidated Statements of Cash Flow

(in thousands)

	Three months ended
	(unaudited)
	March 31, 2013	April 1, 2012
Cash flows from operating activities
Consolidated net loss	$(6,898)	$(176)
Adjustments to reconcile consolidated net loss to net cash provided by (used in) operating activities
Depreciation and amortization	8,831	6,987
Non-cash foreign currency (gain) loss	81	(243)
Deferred income taxes	1,212	(699)
Share-based compensation	1,633	1,944
Non-cash interest expense and discount amortization	289	—
Inventory obsolescence	2,360	1,490
Inventory step up from acquisition	1,755	—
Other non-cash items affecting earnings	1,218	556
Changes in operating assets and liabilities
Accounts receivable	(1,611)	(4,774)
Inventories	(1,148)	373
Accounts payable and accruals	8,797	4,685
Other current assets and liabilities	(1,202)	(880)
Other non-current assets and liabilities	1,101	(424)

Net cash provided by (used in) operating activities	16,418	8,839
Cash flows from investing activities
Acquisition-related cash payments	(3,032)	(350)
Additions of instruments	(4,879)	(3,922)
Purchases of property, plant and equipment	(2,829)	(1,156)

Net cash (used in) investing activities	(10,740)	(5,428)
Cash flows from financing activities
Change in short-term debt	—	2,991
Repayments of long-term debt	(2,379)	(2,042)
Proceeds from issuance of long-term debt	—	5,343
Deferred financing costs	(52)	—
Issuance of ordinary shares	2,642	3,120

Net cash provided by financing activities	211	9,412
Effect of currency exchange rates on cash and cash equivalents	(1,152)	1,538

Increase in cash and cash equivalents	4,737	14,361
Cash and cash equivalents at beginning of period	31,108	54,706

Cash and cash equivalents at end of period	$35,845	$69,067

Tornier N.V.

Selected Revenue Information

(in thousands)

	Three Months Ended
	(unaudited)
	March 31, 2013	April 1, 2012	Percent change
Revenue by product category
Upper extremity joints and trauma	$48,117	$47,018	2.3%
Lower extremity joints and trauma	15,073	7,029	114.4%
Sports medicine and biologics	4,111	4,131	-0.5%

Total extremities	67,301	58,178	15.7%
Large joints and other	15,384	16,280	-5.5%

Total	$82,685	$74,458	11.0%

Revenue by geography
United States	$47,988	$39,701	20.9%
International	34,697	34,757	-0.2%

Total	$82,685	$74,458	11.0%

Tornier N.V.

Reconciliation of Revenue to Non-GAAP Revenue on a Constant Currency Basis

(in thousands)

	Three Months Ended
	(unaudited)
	March 31, 2013			April 1, 2012
	Revenue as reported	Foreign exchange impact as compared to prior period	Revenue on a constant currency basis	Revenue as reported	Percent change on a constant currency basis
Revenue by product category
Upper extremity joints and trauma	$48,117	$(13)	$48,104	$47,018	2.3%
Lower extremity joints and trauma	15,073	1	15,074	7,029	114.5%
Sports medicine and biologics	4,111	(4)	4,107	4,131	-0.6%

Total extremities	67,301	(16)	67,285	58,178	15.7%
Large joints and other	15,384	(85)	15,299	16,280	-6.0%

Total	$82,685	$(101)	$82,584	$74,458	10.9%

Revenue by geography
United States	$47,988	$—	$47,988	$39,701	20.9%
International	34,697	(101)	34,596	34,757	-0.5%

Total	$82,685	$(101)	$82,584	$74,458	10.9%

Tornier N.V.

Reconciliation of Revenue to Non-GAAP Pro Forma Revenue

(in thousands)

	Three Months Ended
	(unaudited)
	March 31, 2013					April 1, 2012
	Revenue as reported	Foreign exchange impact as compared to prior period	Revenue on a constant currency basis	* Proforma adjustment for acquisitions	Proforma Revenue on a constant currency basis	Revenue as reported	* Proforma adjustment for acquisitions	Proforma Revenue on a constant currency basis	Percent change on a constant currency basis
Revenue by product category
Upper extremity joints and trauma	$48,117	$(13)	$48,104	$—	$48,104	$47,018	$247	$47,265	1.8%
Lower extremity joints and trauma	15,073	1	15,074	—	15,074	7,029	6,503	13,532	11.4%
Sports medicine and biologics	4,111	(4)	4,107	—	4,107	4,131	—	4,131	-0.6%

Total extremities	67,301	(16)	67,285	—	67,285	58,178	6,750	64,928	3.6%
Large joints and other	15,384	(85)	15,299	—	15,299	16,280	—	16,280	-6.0%

Total	$82,685	$(101)	$82,584	$—	$82,584	$74,458	$6,750	$81,208	1.7%

Notes:

* -	Represents Pro forma Revenue adjustment for OrthoHelix acquisition related to the respective period.

Tornier N.V.

Reconciliation of Net Loss to

Non-GAAP Adjusted Earnings Before Interest, Taxes, Depreciation

and Amortization (EBITDA)

(in thousands)

	Three months ended
	(unaudited)
	March 31, 2013	April 1, 2012
Revenue, as reported	$82,685	$74,458
Net loss, as reported	$(6,898)	$(176)
Interest income	(39)	(113)
Interest expense	2,218	487
Income tax expense (benefit)	42	1,062
Depreciation	4,994	4,340
Amortization	3,837	2,647

Subtotal Non-GAAP EBITDA	4,154	8,247
Other non-operating (income) expense	(17)	(1)
Foreign currency transaction loss (gain)	81	(25)
Share-based compensation	1,633	1,944
Inventory step-up from acquisition	1,755	—
Special Charges:
Acquisition, integration and distribution transition costs	1,519	—

Non-GAAP adjusted EBITDA	$9,125	$10,165

Non-GAAP adjusted EBITDA margin	11.0%	13.7%

Tornier N.V.

Reconciliation of Net Loss and Loss per Share

to Adjusted Net Loss and Adjusted Net Loss per Share

(in thousands)

	Three months ended
	(unaudited)
	March 31, 2013	April 1, 2012
Net loss, as reported	$(6,898)	$(176)
Inventory step-up from acquisition, net of tax	1,749	—
Reversal of valuation allowance from acquisition	(540)	—
Special charges, net of tax:
Acquisition, integration and distribution transition costs	1,519	—

Non-GAAP adjusted net loss	(4,170)	(176)

Net loss per share, as reported
Basic and diluted	$(0.17)	$(0.00)
Inventory step-up from acquisition, net of tax	0.04	—
Reversal of valuation allowance from acquisition	(0.01)	—
Special charges, net of tax:
Acquisition, integration and distribution transition costs	0.04	—

Non-GAAP adjusted net loss per share
Basic and diluted	$(0.10)	$(0.00)

Weighted average ordinary shares outstanding
Basic and diluted	41,754	39,327

Tornier N.V.

Reconciliation of Net Cash Provided by Operating Activities

to Non-GAAP Free Cash Flow

(in thousands)

	Three months ended
	(unaudited)
	March 31, 2013	April 1, 2012
Net cash provided by operating activities, as reported	$16,418	$8,839
Adjusted for:
Additions of instruments, as reported	(4,879)	(3,922)
Purchases of property, plant and equipment, as reported	(2,829)	(1,156)

Non-GAAP adjusted free cash flow	$8,710	$3,761

Tornier N.V.

Reconciliation of Gross Margin and Gross Margin %

to Non-GAAP Adjusted Gross Margin and Gross Margin %

(in thousands)

	Three months ended
	(unaudited)
	March 31, 2013	April 1, 2012
Revenue, as reported	$82,685	$74,458
Gross margin, as reported	$59,061	$53,342
Gross margin %, as reported	71.4%	71.6%
Adjusted for:
Inventory step-up due to acquisition	1,755	—

Non-GAAP adjusted gross margins	60,816	53,342

Non-GAAP adjusted gross margin %	73.6%	71.6%

Tornier N.V.

Reconciliation of Projected 2013 Operating Loss

to Projected Non-GAAP Adjusted EBITDA

(in millions)

	Three Months Ended		Twelve months ended
	(unaudited)		(unaudited)
	June 30, 2013		December 29, 2013
	Low	High	Low	High
Revenue	$76.2	$79.2	$311.0	$323.0
Operating Loss	$(11.0)	$(7.0)	$(31.5)	$(19.5)
Adjusted for:
Inventory step-up due to acquisition	2.0	1.8	6.0	5.5
Depreciation and amortization expense	9.5	9.0	39.0	36.5
Share-based compensation	1.8	1.4	9.0	7.0
Special charges	3.0	1.4	10.5	8.5

Total adjustments	$16.3	$13.6	$64.5	$57.5
Non-GAAP adjusted EBITDA	$5.3	$6.6	$33.0	$38.0

Non-GAAP adjusted EBITDA margin	7.0%	8.3%	10.6%	11.8%

Tornier believes the non-GAAP financial measures presented above provide additional meaningful information for measuring Tornier’s financial performance and are measures frequently used by Tornier’s management, as well as securities analysts and investors. Tornier uses the non-GAAP financial measures as supplemental measures of its performance and believes such measures facilitate operating performance comparisons from period to period and company to company by factoring out potential differences caused by charges not related to Tornier’s regular, ongoing business, including non-cash charges, certain large and unpredictable charges, acquisitions, dispositions and tax positions. Tornier’s management uses the non-GAAP financial measures to assess the performance of Tornier’s core operations, analyze underlying trends in Tornier’s businesses, establish operational goals and forecasts, and evaluate Tornier’s performance period over period and in relation to the operating results of its competitors. Tornier’s management uses the non-GAAP financial measures to help allocate its resources to both ongoing and prospective business initiatives and to help make budgeting and spending decisions, for example, between product development expenses, research and development expenses, and selling, general and administrative expenses. Tornier’s management is evaluated on the basis of several of these non-GAAP financial measures when determining achievement of performance incentive compensation goals.

Tornier believes that non-GAAP financial measures have limitations as analytical tools since they do not reflect all of the amounts associated with Tornier’s operating results as determined in accordance with GAAP and should only be used to evaluate Tornier’s operating results in conjunction with the corresponding GAAP measures. Accordingly, revenue on a constant currency basis should not be used as a substitute for revenue, EBITDA, adjusted EBITDA, adjusted net income (loss) and adjusted net income (loss) per share should not be used as a substitute for net income or net income per share; adjusted EBITDA margin should not be used as a substitute for net margin or operating margin; free cash flow should not be used as a substitute for cash flows from operations; and adjusted gross margin and gross margin percentage should not be used as a substitute for gross margin or gross margin as a percentage of revenue, in each case as determined in accordance with GAAP. Neither EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income (loss), adjusted net income (loss) per share, free cash flow, adjusted gross margin and gross margin as a percentage of revenue, should be an indication of whether cash flow will be sufficient to fund Tornier’s cash requirements. Additionally, the calculation of non-GAAP financial measures is not based on any comprehensive or standard set of accounting rules or principles. Accordingly, Tornier’s definitions of revenue on a constant currency basis, EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income (loss), adjusted net income (loss) per share, free cash flow, adjusted gross margin and gross margin as a percentage of revenue, may differ from the definitions of other companies using the same or similar names limiting, to some extent, the usefulness of such measures for comparison purposes.

For further information regarding why Tornier believes that these non-GAAP financial measures provide useful information to investors, the specific manner in which management uses these measures, and some of the limitations associated with the use of these measures, please refer to Tornier’s current report on Form 8-K filed today with the Securities and Exchange Commission which attaches this release as an exhibit. This current report on Form 8-K is available on the SEC’s website at www.sec.gov. or on Tornier’s website at www.tornier.com.

Contact:

Shawn McCormick

Chief Financial Officer

952-426-7646

shawn.mccormick@tornier.com

# # #